Exhibit 10.16
CONSULTANCY AGREEMENT
RCM GA Manager LLC (“Company”), acting as external manager to Great Ajax Corp., a Maryland Corporation (“Great Ajax Corp.”), and Primo Road Associates LLC (“Contractor”) hereby enter into this Consultancy Agreement (“Agreement”) as of June 11, 2024, for good and valuable consideration and mutually agree as follows:
1.Consulting Period. Subject to the terms of this Agreement, Contractor, through Mary Doyle acting on behalf of Contractor as an authorized representative of Contractor, shall provide Consulting Services (as defined in Section 2 below) to Company on a non-exclusive basis as an independent contractor for one (1) year following the date hereof (the “Consulting Period”).
2.Consulting Services. During the Consulting Period, Contractor, through Mary Doyle acting on behalf of Contractor as an authorized representative of Contractor, shall serve as a consultant to Company and be designated as Great Ajax Corp.’s “principal financial officer” and “principal accounting officer” for purposes of Great Ajax Corp.’s financial statements and periodic reports and other filings with the U.S. Securities and Exchange Commission (collectively, the “Consulting Services”). During the Consulting Period, Contractor will, and will cause Mary Doyle, acting on its behalf as an authorized representative, to act at the direction of Company and report directly to such persons to be designated by Company in its sole discretion. Contractor shall, and shall cause Mary Doyle, acting on its behalf as an authorized representative, to perform all Consulting Services diligently, in the best interests of Company and to the best of Contractor’s professional ability and judgment.
3.Consulting Fee. Company will pay Contractor a consulting fee during the Consulting Period at the rate of $63,541.67 per month (the “Consulting Fee”), payable monthly without any deductions or withholdings, which Contractor agrees is the total amount of compensation to which Contractor is entitled for the Consulting Services and other undertakings in this Agreement. Contractor acknowledges and agrees that Contractor is performing Consulting Services for Company solely as an independent contractor, will not be considered an employee of Company for any purpose, and hereby waives participation in and shall not receive any employee benefits.
4.Termination.
a.Notwithstanding any other provision of this Agreement, either party may terminate this Agreement immediately upon written notice as a result of the other party’s breach of any material obligation under this Agreement. Either party may terminate this Agreement for any or no reason (a) in the case of termination by Company, upon sixty (60) days’ written notice to Contractor, and (b) in the case of termination by Contractor, upon sixty (60) days’ written notice to Company. This Agreement shall automatically terminate upon the expiration of the Consulting Period or upon Mary Doyle’s death or disability, as reasonably determined by Company.
b.Upon termination of this Agreement, the pro rata portion of the Consulting Fee accrued but unpaid as of the date of such termination and any undisputed business expenses due to Contractor shall be remitted promptly to Contractor.

5.Representations and Warranties. Contractor represents and warrants to Company that (i) it has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder; (ii) the execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action; (iii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of Contractor enforceable against it in accordance with its terms; and (iv) the authorization, execution, delivery and performance of this Agreement does not (a) conflict with or result in a violation, breach or default of any of the terms, conditions or provisions of the governing documents of Contractor, (b) result in a violation, breach of default of any term or provision of any law applicable to Contractor or (c) conflict with any other agreement or arrangement to which it is a party or by which it is bound.
6.Acknowledgement and Indemnification.
a.Contractor acknowledges and agrees that Contractor is and shall be solely responsible for the payment of any and all applicable federal, state, local, and other taxes relating to any Consulting Fees or other amounts or rights granted to Contractor under this Agreement.
b.Contractor agrees to indemnify, defend, and hold harmless Company and the other Indemnified Parties for and against any and all federal, state, local, or other tax liability (including without limitation, liability for back withholding, penalties, interest, and attorneys’ fees) incurred by Company relating to the Consulting Fee or reimbursement of business expenses provided in Section 8. The term “Indemnified Parties” as used in this Agreement includes: (i) Company and its past, present, and future affiliates, partnerships and other related entities (whether or not wholly owned); (ii) each of their respective past, present, and future owners, trustees, fiduciaries, administrators, shareholders, members, directors, managers, officers, partners, associates, agents, representatives, employees, and attorneys; and (iii) the predecessors, successors, and assigns of each of the foregoing.
c.During the Consulting Period, Contractor will continue to be covered by Great Ajax Corp.’s Directors & Officers insurance policies.
7.Nondisclosure. Except as required by law or as legally compelled by court order (provided that in such case, Contractor shall, to the extent legally permitted, promptly notify Company of such order in advance of any disclosure and shall cooperate with Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law or order) or as otherwise set forth in this Agreement, Contractor will not at any time during or after the Consulting Period directly or indirectly disclose any Confidential Information. “Confidential Information” as used herein includes but is not limited to confidential or proprietary information regarding, in each case, with respect to Company and its affiliates: sales, marketing, and business plans, methods of operation and strategies; actual and prospective customer lists, prospects and pricing information; trade secrets; the terms of any contracts entered into by any such party; any information disclosed to Contractor that is either marked “confidential” or “proprietary”; and other secret or confidential operational, management, personnel, financial, accounting, marketing or tax information relating to the business or operations of any such party. “Confidential Information” does not include information that lawfully and properly becomes publicly known outside of the Company, other than through a breach by Contractor or its representatives of this Agreement or some other obligation.
8.Expense Reimbursement. During the Consulting Period, Company shall reimburse Contractor for all reasonable and documented out-of-pocket business expenses incurred by the Contractor in connection with the Consulting Services.

9.Disclosure of Interests. Company acknowledges and agrees that (a) Contractor is engaged under this Agreement on a non-exclusive basis; (b) Contractor currently provides, and during the Consulting Period Contractor may provide or continue to provide, as applicable, consulting and other services (including pursuant to an employment relationship) to entities other than Company; and (c) following the Consulting Period Contractor may provide consulting and other services (including pursuant to an employment relationship) to entities that compete with Company, as determined by its management. Contractor represents and warrants that it is not aware of any relationship that would create a conflict of interest with Company or any affiliates, subsidiaries, agents, or other contractors of Company. Contractor shall disclose in writing to Company any current or prior relationship or any relationship that is initiated during the course of this engagement of any kind on any matter that may create such a conflict and shall not enter into any relationship during the term of this engagement that may create such a conflict without the prior written consent of Company.
10.Return of Property. Upon the termination of the Consulting Period or demand of Company, Contractor shall, and shall cause its representatives to, immediately return to Company or its designee, Company and affiliate property, including any Confidential Information in the possession of Contractor or its representatives.
11.Nondisparagement. During the Consulting Period and thereafter, Contractor shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize Company, any of its affiliates, or any of Company’s or its affiliates’ respective employees, officers, managers, directors, products, services, customers or owners.
12.Non-Interference. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Contractor from confidentially or otherwise communicating or filing a charge or complaint with, participating in an investigation by, or giving truthful testimony or statements to, a governmental agency or regulatory entity, in each case without receiving prior authorization from or having to disclose any such conduct to Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. U.S. federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (x) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
13.Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign this Agreement without the prior written consent of the other party.
14.Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters provided, however, any covenants contained in any other agreement to which Contractor is a party or by which Contractor is bound with respect to confidentiality, non-solicitation, non-competition, non-interference or intellectual property assignment shall be in addition to, and not in lieu of or superseded by, the covenants set forth in this Agreement.

15.Governing Law, Headings, Amendment and Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Oregon applicable to contracts executed in and to be performed entirely within that state. The Section headings used herein are for convenience only and are not to be considered in interpreting this Agreement. This Agreement may be modified only in writing signed by both parties, and a party’s failure to enforce this Agreement in the event of one or more events which violate it shall not be a waiver of any right to enforce this Agreement against subsequent violations.
16.Severability. If any provision of this Agreement is held to be invalid as applied to any fact or circumstance, it shall not affect the remaining provisions or the same provision as applied to any other fact or circumstance.
17.Counterparts/Electronic Delivery. This Agreement may be executed in multiple counterparts, and by facsimile, portable document format (.pdf) or other electronic means, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

[Signature Page Follows]
THE PARTIES STATE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND INTEND TO BE BOUND THERETO:

	RCM GA MANAGER LLC		Primo Road Associates LLC
By:	/s/ Nicola Santoro, Jr.	By:	/s/ Mary Doyle
Name:	Nicola Santoro, Jr.	Name:	Mary Doyle
Title:	Chief Financial Officer	Title:	Owner
Date:	June 11, 2024	Date:	June 10, 2024

Acknowledged, consented to and agreed as of the date first set forth above by:

_/s/ Mary Doyle____________
Mary Doyle
Signature Page to Consultancy Agreement